Exhibit 23.3

CONSENT OF QUALIFIED PERSON

Continental Placer Inc. (“Continental Placer”), in connection with Titan America SA’s (the “Company”) Registration Statement on Form F-1 (the “Form F-1”), consents to:

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the use of and references to our name, including our status as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the Form F-1;

•	the filing of the technical report summary as an exhibit to the Form F-1; and

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the use of any information derived, summarized, quoted or referenced from technical reports we provided to the Company, that we prepared or supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-1.

/s/ Continental Placer Inc.
Lutz, Florida
Date: November 4, 2024